Exhibit 4.1

INCORPORATED UNDER THE LAWS OF THE

STATE OF MARYLAND

NUMBER ** **	SHARES ** **

CUSIP 178587 200

SEE REVERSE FOR IMPORTANT NOTICE ON TRANSFER

RESTRICTIONS AND OTHER INFORMATION

CITY OFFICE REIT, INC.

a Corporation

Incorporated Under the Laws of the State of Maryland

THIS CERTIFIES THAT **                                                 ** is the registered owner of **                                          (                                )** fully paid and non-assessable shares of 6.625% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share (“Series A Preferred Stock”), of

City Office REIT, Inc.

(the “Corporation”), transferable on the books of the Corporation by the holder hereof in person or by its duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the Charter and Bylaws of the Corporation and any amendments or supplements thereto. This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed on its behalf by its duly authorized officers and its seal to be hereunder affixed this              day of                     , 20        .

Countersigned and Registered:		(SEAL)
Transfer Agent and Registrar	President

By:
Authorized Signature	Secretary

IMPORTANT NOTICE

CLASSES OF STOCK

The Corporation is authorized to issue capital stock of more than one class or series, consisting of common stock and one or more classes or series of preferred stock. The Board of Directors is authorized to determine the preferences, limitations and relative rights of any class or series of preferred stock before the issuance of such class or series of preferred stock. The Corporation will furnish to any stockholder, on request and without charge, a full statement of the information required by Section 2-211(b) of the Corporations and Associations Article of the Annotated Code of Maryland with respect to the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the stock of each class which the Corporation is authorized to issue and, if the Corporation is authorized to issue any preferred or special class in series, (i) the differences in the relative rights and preferences between the shares of each series to the extent they have been set, and (ii) the authority of the Board of Directors to set relative rights and preferences of subsequent series. Such request must be made to the Secretary of the Corporation at its principal office or to the Transfer Agent.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Corporation’s maintenance of its status as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially or Constructively Own shares of the Corporation’s Common Stock in excess of 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of Common Stock of the Corporation unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own shares of Capital Stock of the Corporation in excess of 9.8% of the value of the total outstanding shares of Capital Stock of the Corporation, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons (as determined under the principles of Section 856(a)(5) of the Code). Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership set forth in (i) through (iii) above are violated, the shares of Capital Stock in excess or in violation of the above limitations will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may take other actions, including redeeming shares upon the terms and conditions specified by the Board of Directors, in its sole and absolute discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, if the restriction on transfer or ownership set forth in (iv) above is violated, or upon the occurrence of certain other events, attempted Transfers in violation of the restrictions described above may be void ab initio, in which case the intended transferee shall acquire no rights in the shares of Capital Stock subject to the Transfer. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its Principal Office.

KEEP THIS CERTIFICATE IN A SAFE PLACE. IF IT IS LOST, STOLEN

OR DESTROYED, THE CORPORATION WILL REQUIRE A BOND OF INDEMNITY AS A

CONDITION TO THE ISSUANCE OF A REPLACEMENT CERTIFICATE.

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	–	as tenants in common	UNIF GIFT MIN ACT - Custodian (Minor) under Uniform Gifts to Minors Act of (State) Additional abbreviations may also be used though not in the above list.
TEN ENT	–	as tenants by the entireties
JT TEN	–	as joint tenants with right of survivorship and not as tenants in common

FOR VALUE RECEIVED,                                                                                   HEREBY SELLS, ASSIGNS AND TRANSFERS UNTO

(PLEASE INSERT NAME AND ADDRESS OF ASSIGNEE, INCLUDING ZIP CODE)

(PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE)

                                  (            ) Shares of Series A Preferred Stock of the Corporation represented by this Certificate, and does hereby irrevocably constitute and appoint attorney                                                                   to transfer the said shares on the books of the Corporation, with full power of substitution in the premises.

Dated

NOTICE:	THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THIS CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER.